Exhibit 99.1

3756 Central Avenue Riverside, CA 92506 (951) 686 – 6060	Contacts: Craig G. Blunden, CEO Donavon P. Ternes, COO, CFO

PROVIDENT FINANCIAL HOLDINGS, INC. ANNOUNCES EXERCISE OF
UNDERWRITERS’ OVER-ALLOTMENT OPTION IN CONNECTION WITH
PUBLIC OFFERING OF COMMON STOCK

Riverside, California (December 30, 2009) – Provident Financial Holdings, Inc. (“Company”) (NASDAQ GS: PROV), the holding company for Provident Savings Bank, F.S.B. (“Bank”), announced today that the underwriters of its recent public offering of common stock have fully exercised their over-allotment option, resulting in the issuance of an additional 675,000 shares.  The option was granted in connection with the public offering of 4,500,000 shares of the Company’s common stock at a public offering price of $2.50 per share, which closed on December 15, 2009.

Including the over-allotment option, the net proceeds to the Company after deducting underwriting discounts and commissions and estimated offering expenses are expected to be approximately $12.0 million.  Sandler O’Neill + Partners, L.P. served as lead book-running manager of the offering, and FBR Capital Markets & Co. and FIG Partners, LLC were co-managers.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Offers will be made only by means of a prospectus, copies of which may be obtained from Sandler O’Neill + Partners, L.P., 919 Third Avenue, 6th Floor, New York, NY 10022 (800) 635-6859.

The Bank currently operates 14 retail/business banking offices in Riverside County and San Bernardino County (Inland Empire).  Provident Bank Mortgage operates wholesale loan production offices in Pleasanton and Rancho Cucamonga, California and retail loan production offices in Glendora and Riverside, California.

Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the "Safe-Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to various risk factors, including those set forth from time to time in our filings with the SEC. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements.